Exhibit 99.1

Alpine Immune Sciences Appoints Life Sciences Executive Chris Peetz to its Board of Directors

SEATTLE, April 24, 2018 – Alpine Immune Sciences, Inc. (NASDAQ:ALPN) announced today the appointment of Chris Peetz to its Board of Directors. Mr. Peetz, an experienced life sciences executive, currently serves as the Chief Executive Officer of Flashlight Therapeutics.

“We are pleased to have Chris join Alpine’s Board of Directors during this period of significant growth of our company,” said Mitchell H. Gold, M.D., Executive Chairman and Chief Executive Officer of Alpine. “Chris’s strong track record of strategic and financial achievements, including expertise supporting various corporate transactions, will add value as we drive our two lead programs – ALPN-101 for autoimmune/inflammatory diseases and ALPN-202 for immuno-oncology indications – toward the clinic.”

Mr. Peetz previously served as Chief Financial Officer and Head of Corporate Development at Tobira Therapeutics, a publicly-traded biotechnology company acquired by Allergan in November 2016. Prior to joining Tobira Therapeutics, he held senior management roles at Jennerex Biotherapeutics and Onyx Pharmaceuticals (now Amgen), including oversight of financial planning and corporate strategy. Prior to Onyx, Mr. Peetz provided merger and acquisition advisory services at LaSalle Corporate Finance, a part of ABN AMRO, and held positions at Abgenix and Solazyme.

Mr. Peetz holds a B.S.B.A. from Washington University in St. Louis and an M.B.A. from the Stanford Graduate School of Business.

About Alpine Immune Sciences, Inc.

Alpine Immune Sciences, Inc. is focused on developing novel protein-based immunotherapies using its proprietary Variant Ig Domain (vIgD) technology. Our proprietary scientific platform is designed to interact with multiple targets, including many present in the immune synapse. Alpine’s vIgDs are developed using a process known as directed evolution, which produces proteins capable of either enhancing or diminishing an immune response and thereby may potentially apply therapeutically to cancer, autoimmune, and inflammatory diseases. Alpine has also developed Transmembrane Immunomodulatory Protein (TIP) technology, based on the vIgD technology, to potentially enhance engineered cellular therapies. For more information, visit www.alpineimmunesciences.com.

Contacts:

Investors

Pure Communications

Courtney Dugan, 212-257-6723

cdugan@purecommunications.com

Media

W2O

Jennifer Paganelli, 347-658-8290

jpaganelli@w2ogroup.com